Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2017 Results and Revises Full Year Guidance;

Company Launches TreeHouse 2020 Restructuring Program

HIGHLIGHTS

•	Second quarter 2017 earnings per fully diluted share decreased to a loss of $0.60 compared to earnings of $0.33 in 2016
•	Second quarter 2017 adjusted earnings per fully diluted share at $0.51, was $0.09 below second quarter 2016
•	Second quarter 2017 net sales decreased 1.2% compared to the same period last year largely due to the divestiture of the canned soup and infant feeding business (“SIF”)
•

TreeHouse 2020 restructuring program will target a 300 basis point operating margin improvement by the end of 2020 through a comprehensive program of category and customer portfolio management, as well as manufacturing and supply chain optimization

•	TreeHouse revises full year guidance and issues third quarter earnings per fully diluted share guidance of $0.75 to $0.83

Oak Brook, IL, August 3, 2017 — TreeHouse Foods, Inc. (NYSE: THS) today reported a second quarter GAAP loss per fully diluted share of $0.60 compared to GAAP earnings of $0.33 reported for the second quarter of 2016. The Company reported adjusted earnings per fully diluted share1 for the second quarter of $0.51 compared to adjusted earnings of $0.60 for the second quarter of 2016.

“Although we delivered adjusted earnings within the range of our second quarter guidance and we are seeing gross margin improvement, our recovery has been slower than we originally anticipated,” said Sam K. Reed, Chairman and Chief Executive Officer.  “We continue to make great strides toward completing the integration of the Private Brands business and are pleased to have paid down over $470 million in debt since we closed the acquisition; however, adverse market conditions, pricing lag from commodity cost increases, and operating inefficiencies related to lower than anticipated volumes continued to present challenges in the second quarter.”

“It is clear that we are witnessing an evolution in the retail landscape, as digital technology and bricks and mortar compete for the attention of consumers in a slow to no growth food and beverage marketplace. As our customers seek growth in this environment by reinvesting in their corporate brands, we continue to believe that we are best positioned to capitalize on the opportunity. However, it is imperative that we as an organization return to our legacy levels of profitability,” said Mr. Reed. “As a result, we are launching the first phase of TreeHouse 2020, a comprehensive strategic blueprint that consists of aggressive actions to manage our category and customer portfolio and optimize our manufacturing and supply chain. By doing so, we believe we can improve our operating margin structure by approximately 300 basis points by the end of 2020,” Mr. Reed continued.

The Company today announced its TreeHouse 2020 restructuring program. Based on new data analytic capabilities and key insights recently visible as a result of the Company's systems integration of Private Brands, TreeHouse 2020 is a multi-year plan to fully integrate the business and reduce its cost structure in order to invest in market-differentiated capabilities that will serve the rapidly evolving needs of its customers that are strategically focused and highly committed to their corporate brands.

[1]

Adjusted earnings per fully diluted share is a non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share, information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measure.

The TreeHouse 2020 restructuring plan will be executed in multiple phases over the next several years. The key elements of Phase 1 actions include the closure of two manufacturing facilities and the downsizing of another as outlined in a separate press release issued today. TreeHouse expects that the restructuring charges associated with these three facilities will total $44.5 million, of which $29.7 million will be cash and $14.8 million will be non-cash.

OUTLOOK

“As we enter the back half of the year, the environment remains highly competitive, which is pressuring volumes across nearly all of our divisions. We are diligently working to improve our operational effectiveness, aggressively simplify our offerings, and reduce our cost structure,” continued Mr. Reed. “However, our current forecast is below our original expectations for the year, and we are lowering our full year guidance for adjusted earnings per fully diluted share to a range of $3.15 to $3.30. We anticipate third quarter adjusted earnings will be within the range of $0.75 to $0.83.”

Because the Company cannot predict some of the key items impacting reported GAAP results, such as the impact of foreign exchange, the third quarter forecast for both GAAP and adjusted earnings is the same. With regard to the full year, TreeHouse provided a GAAP earnings per fully diluted share guidance range of $1.92 to $2.07. The difference between the full year GAAP and adjusted (non-GAAP) guidance ranges is related to the impact of adjusting for the items noted in the earnings per share reconciliation table for the six months ended June 30, 2017, equating to $1.23 per fully diluted share.

FINANCIAL RESULTS

Net sales for the second quarter totaled $1,522.2 million compared to $1,541.4 million for the same period last year, a decrease of 1.2%. The change in net sales from 2016 to 2017 was due to the following:

	Three Months	Six Months
	(unaudited)	(unaudited)
Volume/mix	(0.3)%	0.1%
Pricing	(0.3)	(0.5)
Product recalls	0.7	0.5
Acquisitions/divestitures	(1.1)	8.7
Foreign currency	(0.2)	—
Total change in net sales	(1.2)%	8.8%

The change in net sales was primarily due to the divestiture of the SIF business in the second quarter of 2017 which contributed 1.1% to the overall decline. Unfavorable volume/mix, pricing, and foreign exchange was offset partially by the favorable impact of the 2016 sunflower seed recalls.

Cost of sales as a percentage of net sales was 81.8% in the second quarter of 2017, compared to 82.8% in the second quarter of 2016. Included in cost of sales in the second quarter of 2016 was $5.3 million related to product recalls compared to an insignificant amount in the second quarter of 2017. In addition to the impact to net sales, product recalls contributed 1.0% to the reduction in cost of sales as a percentage of net sales year-over-year. The impact of acquisition, integration, divestiture, and restructuring costs for the second quarter of 2017 and 2016 was a gain of $0.9 million and expense of $0.9 million, respectively, further contributing 0.1% to the reduction in cost of sales as a percentage of net sales. Excluding the impact of product recalls and acquisition, integration, divestiture, and restructuring costs, cost of sales as a percentage of net sales was relatively flat to the prior year primarily due to higher operating and commodity costs, offset by a reduction in variable incentive compensation and depreciation.

Selling and distribution expenses decreased $9.5 million, or 9.1%, in the second quarter of 2017 compared to the second quarter of 2016. Selling and distribution expenses as a percentage of net sales decreased to 6.2% in the second quarter of 2017, compared to 6.8% in the second quarter of 2016.  The decrease was primarily related to a reduction in variable incentive compensation and cost savings in 2017.

General and administrative expenses increased $5.0 million, or 6.4%, in the second quarter of 2017 compared to the second quarter of 2016. General and administrative expenses as a percentage of net sales increased slightly to 5.4% in the second quarter of 2017, compared to 5.1% in the second quarter of 2016.  This increase was primarily related to increased stock compensation costs of $3.0 million due to the shift of the annual grant date to the first quarter in 2017, higher acquisition, integration, and divestiture costs in the second quarter of 2017 compared to the second quarter of 2016, and the build-out of the new segment structure, offset partially by a reduction in variable incentive compensation and cost savings.

Other operating expense was $94.0 million in the second quarter of 2017 compared to $3.3 million in 2016. The increase was entirely due to the loss on the divestiture of the SIF business of $85.2 million in the second quarter of 2017 and higher costs associated with restructurings that were announced in recent quarters with respect to the Company’s closure of the City of Industry, California; Ayer, Massachusetts; Azusa, California; Delta, British Columbia (frozen griddle); and Ripon, Wisconsin facilities as well as the downsizing of the Battle Creek, Michigan facility.

Net interest expense increased $0.6 million in the second quarter of 2017 compared to the second quarter of 2016, primarily due to higher interest rates associated with Federal interest rate increases offset partially by lower net debt.

The Company’s foreign currency impact was a $0.4 million gain for the second quarter of 2017, compared to a gain of $0.8 million in 2016, primarily due to fluctuations in currency exchange rates between the U.S. and Canadian dollar during the respective periods.

Other expense was $1.2 million for the second quarter of 2017, compared to income of $0.7 million in 2016. The change was due to the non-cash mark-to-market adjustments on derivative instruments, primarily foreign currency contracts, commodity contracts, and interest rate swaps.

Income tax benefit of $21.8 million was recorded in the second quarter of 2017 compared to expense of $3.2 million for the same period of 2016. The effective tax rate was 38.9% for the second quarter of 2017 compared to 14.4% for second quarter of 2016. The change in the effective tax rate for the second quarter of 2017 compared to the second quarter of 2016 is primarily a result of the income tax benefit on the Company’s loss before income taxes for the second quarter of 2017, the income tax benefits related to share-based payments, and the income tax benefit from the release of reserves for unrecognized tax benefits. The Company’s effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net loss for the second quarter of 2017 was $34.2 million, compared to net income of $19.0 million for the same period of the previous year.  The reason for this change is more than explained by the divestiture of the SIF business discussed above.

Adjusted EBITDAS was $148.5 million in the second quarter of 2017, a 4.1% decrease compared to the second quarter of 2016. The decrease in adjusted EBITDAS was primarily due to unfavorable pricing from competitive pressure, higher operating and commodity costs, and unfavorable mix, partially offset by a reduction in variable incentive compensation and cost savings. Adjusted EBITDAS is a non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted EBITDAS and a reconciliation of adjusted EBITDAS to net (loss) income, the most comparable GAAP financial measure.

Fully diluted shares outstanding for the second quarter of 2017 was approximately 57.0 million shares compared to 57.5 million shares in the second quarter of 2016. The decrease was due to reporting a GAAP net loss in the second quarter of 2017 which requires diluted shares to be computed in the same manner as basic shares.

The Company’s second quarter 2017 results included six items noted below that, in management’s judgment, affect the assessment of earnings.

RECONCILIATION OF DILUTED (LOSS) EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Diluted EPS per GAAP	$(0.60)	$0.33	$(0.11)	$0.28
Acquisition, integration, divestiture, and related costs	1.58	0.08	1.64	0.83
Restructuring/facility consolidation costs	0.14	0.05	0.33	0.13
Mark-to-market adjustments	0.04	(0.03)	0.05	0.06
Foreign currency gain on re-measurement of intercompany notes	(0.05)	—	(0.06)	(0.12)
Product recall (reimbursement) costs	(0.02)	0.27	(0.09)	0.27
Tax impact on adjusting items	(0.58)	(0.10)	(0.64)	(0.36)
Adjusted Diluted EPS	$0.51	$0.60	$1.12	$1.09

SEGMENT RESULTS

Baked Goods

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$324.3	$322.9	$665.4	$542.4
Direct operating income	32.5	34.8	74.4	63.6
Direct operating income percent	10.0%	10.8%	11.2%	11.7%

Change in Net Sales from Prior Year

Volume/mix	1.3%	(2.1)%
Pricing	(0.7)	(0.9)
Acquisition/divestiture	—	25.8
Foreign currency	(0.2)	(0.1)
Total change in net sales	0.4%	22.7%

Net sales in the Baked Goods segment increased $1.4 million, or 0.4%, in the second quarter of 2017 compared to the second quarter of 2016. The change in net sales was primarily due to favorable volume/mix from increased distribution, offset partially by unfavorable pricing from competitive pressure. Direct operating income margin in the second quarter of 2017 decreased by 80 basis points to 10.0%, compared to 10.8% in the second quarter of 2016. This decrease was primarily due to higher operating costs and the non-repeat of a rebate received in the second quarter of 2016, offset partially by lower commodity costs, freight and commission rates, and cost savings.

Beverages

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$246.2	$212.9	$514.2	$437.8
Direct operating income	60.3	54.1	119.0	111.8
Direct operating income percent	24.5%	25.4%	23.1%	25.5%

Change in Net Sales from Prior Year

Volume/mix	18.3%	19.7%
Pricing	(1.5)	(1.7)
Acquisition/divestiture	(1.2)	(0.5)
Total change in net sales	15.6%	17.5%

Net sales in the Beverages segment increased $33.3 million, or 15.6%, in the second quarter of 2017 compared to the second quarter of 2016. The change in net sales was primarily due to favorable volume/mix associated with additional distribution, primarily in the single serve beverage, broth, non-dairy creamer, and tea categories, offset partially by unfavorable pricing due to competitive pressure and lower sales due to the sale of a part of the Tetra re-cart broth business associated with the divestiture of the SIF business. Direct operating income margin in the second quarter decreased by 90 basis points to 24.5%, compared to 25.4% in the second quarter of 2016. The decrease in direct operating income margin is primarily due to unfavorable pricing and commodities (primarily oils and green coffee), offset partially by favorable volume/mix and cost savings.

Condiments

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$344.9	$340.5	$655.0	$636.1
Direct operating income	36.0	41.9	67.7	77.0
Direct operating income percent	10.4%	12.3%	10.3%	12.1%

Change in Net Sales from Prior Year

Volume/mix	1.7%	0.3%
Pricing	0.3	(0.3)
Acquisition/divestiture	—	3.1
Foreign currency	(0.7)	(0.1)
Total change in net sales	1.3%	3.0%

Net sales in the Condiments segment increased $4.4 million, or 1.3%, in the second quarter of 2017 compared to the second quarter of 2016. The change in net sales was primarily due to favorable volume/mix from additional distribution, favorable pricing from commodity based price increases, and lower trade spend, offset partially by unfavorable foreign exchange. Direct operating income margin in the second quarter of 2017 decreased by 190 basis points to 10.4%, from 12.3% in the second quarter of 2016. This decrease is primarily due to higher commodity costs for soybean oil, cucumbers, peppers, and packaging, as well as higher operating costs, offset partially by selling, general, and administrative cost savings.

Meals

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$288.4	$317.0	$612.4	$589.4
Direct operating income	33.8	29.4	67.8	55.8
Direct operating income percent	11.7%	9.3%	11.1%	9.5%

Change in Net Sales from Prior Year

Volume/mix	(2.9)%	(1.7)%
Pricing	(1.4)	(1.5)
Acquisition/divestiture	(4.7)	7.1
Total change in net sales	(9.0)%	3.9%

Net sales in the Meals segment decreased $28.6 million, or 9.0%, compared to the second quarter of 2016. The change in net sales was primarily due to the divestiture of the SIF business, unfavorable volume/mix primarily in the ready-to-eat cereal category, and unfavorable pricing from commodity based price reductions and competitive pressure. Direct operating income margin in the second quarter of 2017 increased by 240 basis points to 11.7%, from 9.3% in the second quarter in 2016. This increase was primarily due to favorable commodity costs, lower depreciation, and selling, general, and administrative cost savings.

Snacks

Segment Metrics

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$317.0	$358.0	$607.6	$615.8
Direct operating income	10.1	19.0	22.6	28.8
Direct operating income percent	3.2%	5.3%	3.7%	4.7%

Change in Net Sales from Prior Year

Volume/mix	(12.7)%	(10.4)%
Pricing	1.2	1.4
Acquisition/divestiture	—	7.7
Total change in net sales	(11.5)%	(1.3)%

Net sales in the Snacks segment decreased $41.0 million, or 11.5%, in the second quarter of 2017 compared to the second quarter of 2016. The change in net sales was primarily due to unfavorable volume/mix from soft consumer trends, the exit of low margin co-pack business, and reduced merchandising support from customers, offset partially by favorable pricing from commodity based price increases. Direct operating income margin in the second quarter of 2017 decreased 210 basis points to 3.2%, from 5.3% in the second quarter of 2016. This decrease was primarily due to unfavorable mix, higher commodity costs predominantly related to cashews, and slightly unfavorable freight and commission rates.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

We have included in this release measures of financial performance that are not defined by GAAP (“non-GAAP”). A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, and the Condensed Consolidated Statements of Cash Flows. We believe these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these non-GAAP financial measures, we provide a reconciliation between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the non-GAAP measure. This non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“Adjusted Diluted EPS”) reflects adjustments to GAAP earnings per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, and foreign currency exchange impact on the re-measurement of intercompany notes, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. The reconciliation of Adjusted Diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Consolidated Statements of Operations, is presented above.

Adjusted Net Income and Adjusted EBITDAS, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net (loss) income as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the Adjusted Diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the Adjusted Diluted EPS metric outlined above.

Adjusted EBITDAS represents adjusted net income before interest expense, interest income, income tax expense, depreciation and amortization expense, and non-cash stock-based compensation expense. Adjusted EBITDAS is a performance measure commonly used by management to assess operating performance, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net (loss) income for the three and six month periods ended June 30, 2017 and 2016 calculated according to GAAP, adjusted net income, and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Conference Call Webcast

A webcast to discuss the Company’s second quarter earnings and its outlook will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at http://www.treehousefoods.com/investor-relations.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with a network of manufacturing facilities across the United States, Canada, and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages (single serve beverages, coffees, teas, creamers, powdered beverages, and smoothies); meals (cereal, pasta, macaroni and cheese, and side dishes); baked goods (refrigerated and frozen dough, cookies, and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and snacks (nuts, trail mix, bars, dried fruits, and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic, and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer consolidation; raw material and commodity costs; competition; integration of the Private Brands acquisition and our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; changes and developments affecting our industry, including customer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Net sales	$1,522.2	$1,541.4	$3,058.4	$2,811.6
Cost of sales	1,245.3	1,275.6	2,495.1	2,321.2
Gross profit	276.9	265.8	563.3	490.4
Operating expenses:
Selling and distribution	94.8	104.3	199.4	189.8
General and administrative	83.1	78.1	162.2	172.7
Amortization expense	28.7	28.5	57.3	52.3
Other operating expense, net	94.0	3.3	100.8	5.0
Total operating expenses	300.6	214.2	519.7	419.8
Operating (loss) income	(23.7)	51.6	43.6	70.6
Other expense (income):
Interest expense	31.8	31.5	61.5	57.2
Interest income	(0.3)	(0.6)	(3.1)	(3.4)
Gain on foreign currency exchange	(0.4)	(0.8)	(0.3)	(4.9)
Other expense (income), net	1.2	(0.7)	1.8	4.3
Total other expense	32.3	29.4	59.9	53.2
(Loss) income before income taxes	(56.0)	22.2	(16.3)	17.4
Income taxes	(21.8)	3.2	(10.3)	1.6
Net (loss) income	$(34.2)	$19.0	$(6.0)	$15.8

Net (loss) earnings per common share:
Basic	$(0.60)	$0.34	$(0.11)	$0.29
Diluted	$(0.60)	$0.33	$(0.11)	$0.28
Weighted average common shares:
Basic	57.0	56.6	57.0	54.6
Diluted	57.0	57.5	57.0	55.5
Supplemental Information:
Depreciation and amortization	$66.6	$73.4	$139.0	$132.8
Stock-based compensation expense, before tax	11.1	8.1	18.6	14.3

The following table reconciles the Company’s net (loss) income to adjusted net income and adjusted EBITDAS for the three and six months ended June 30, 2017 and 2016:

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED NET INCOME AND ADJUSTED EBITDAS

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited in millions)
Net (loss) income per GAAP	$(34.2)	$19.0	$(6.0)	$15.8
Product recall (reimbursement) costs (1)	(1.4)	15.2	(5.2)	15.2
Foreign currency gain on re-measurement of intercompany notes (2)	(2.6)	(0.1)	(3.4)	(6.6)
Mark-to-market adjustments (3)	2.3	(1.7)	2.5	3.0
Acquisition, integration, divestiture, and related costs (4)	91.0	4.8	94.7	46.1
Restructuring/facility consolidation costs (5)	7.8	3.1	18.8	7.0
Less: Taxes on adjusting items	(33.4)	(5.8)	(36.9)	(20.2)
Adjusted net income	29.5	34.5	64.5	60.3
Interest expense	31.8	31.5	61.5	57.2
Interest income	(0.3)	(0.6)	(3.1)	(3.4)
Income taxes	(21.8)	3.2	(10.3)	1.6
Depreciation and amortization (6)	64.8	72.7	134.5	130.3
Stock-based compensation expense (7)	11.1	7.8	18.6	14.0
Add: Taxes on adjusting items	33.4	5.8	36.9	20.2
Adjusted EBITDAS	$148.5	$154.9	$302.6	$280.2

			Three Months Ended		Six Months Ended
		Location in Condensed	June 30,		June 30,
		Consolidated Statements of Operations	2017	2016	2017	2016
			(unaudited in millions)
(1)	Product recall (reimbursement) costs	Net sales	$(1.3)	$9.9	$(3.7)	$9.9
		Cost of sales	(0.1)	5.3	(1.5)	5.3
(2)	Foreign currency gain on re-measurement of intercompany notes	Gain on foreign currency exchange	(2.6)	(0.1)	(3.4)	(6.6)
(3)	Mark-to-market adjustments	Other expense (income), net	2.3	(1.7)	2.5	3.0
(4)	Acquisition, integration, divestiture, and related costs	Other operating expense, net	85.2	—	85.2	—
		General and administrative	5.7	4.6	9.3	37.6
		Other expense (income), net	0.1	—	0.2	0.1
		Cost of sales	—	0.2	—	8.4
(5)	Restructuring/facility consolidation costs	Other operating expense, net	8.7	2.4	15.5	4.0
		Cost of sales	(0.9)	0.7	3.3	3.0
(6)	Depreciation and amortization included as an adjusting item	Cost of sales	1.5	0.7	4.2	2.5
		General and administrative	0.3	—	0.3	—
(7)	Stock-based compensation expense included in acquisition, integration, divestiture, and related costs	General and administrative	—	0.3	—	0.3